Exhibit 3.1

AMENDMENT NO. 5

TO THE AMENDED AND RESTATED BYLAWS OF

VIVUS, INC.

September 15, 2015

The Amended and Restated Bylaws of VIVUS, Inc., a Delaware corporation (the “Company”), initially adopted by the Board of Directors of the Company on May 16, 1996, as amended and restated on April 18, 2012 and as amended by Amendment No. 1 on February 20, 2013, Amendment No. 2 on April 26, 2013, Amendment No. 3 on May 9, 2013 and Amendment No. 4 on July 18, 2013 (the “Bylaws”), are hereby amended by this Amendment No. 5 (this “Amendment”) pursuant to Article IX thereof as set forth below.

1.              Amendment.  Article III, Section 3.2 of the Bylaws is hereby amended by deleting such Article III, Section 3.2 in its entirety and replacing such Section with the following new Article III, Section 3.2:

“The number of directors that shall constitute the whole board of directors shall be determined from time to time by resolution of the board of directors, but in no event shall be less than three (3).  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

2.              Miscellaneous.  Except as modified by this Amendment, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, to record adoption of this Amendment by the Board of Directors of the Company as of the date first written above, the Company has caused its authorized officer to execute this Amendment as of the date first written above.

By:	Seth H. Z. Fischer
Name: Seth H. Z. Fischer
Title: Chief Executive Officer